AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of January 23, 1996, by and between Wells Fargo & Company, a Delaware corporation
     ("Parent"), and First Interstate Bancorp, a Delaware corporation ("Subject Company").

          WHEREAS, the Boards of Directors of Parent and Subject Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which Subject Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Parent, so that Parent is the surviving corporation in the Merger; and

          WHEREAS, Subject Company, First Bank System, Inc., a Delaware corporation ("North"), and Eleven Acquisition Corp. ("Merger Sub"), a Delaware corporation, were parties to that certain Agreement and Plan of Merger (the "Terminated Merger Agreement"), dated as of November 5, 1995, that Subject Company has terminated in accordance with the terms thereof; and

          WHEREAS, Parent, Subject Company, North and Merger Sub have entered into that certain Settlement and Release Agreement, dated as of January 23, 1996 (the "Settlement Agreement"), pursuant to which North has agreed, in consideration of certain payments, to termination of the Fee Letter, dated as of November 5, 1995, between Subject Company and North (the "North Fee Letter") and the Stock Option Agreement, dated November 5, 1995 (the "Subject Company Stock Option Agreement"), between Subject Company as issuer and North as grantee; and

          WHEREAS, as a condition to the execution of this Agreement, Parent and Subject Company are entering into the Parent Fee Letter (as defined below) and the Subject Company Fee Letter (as defined below); and

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                  ARTICLE I

                                 THE MERGER

          1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Subject Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be Wells Fargo & Company. Upon consummation of the Merger, the separate corporate existence of Subject Company shall terminate.

          1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

          1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

          1.4 Conversion of Subject Company Common Stock, Subject Company Preferred Stock. At the Effective Time, subject to
     Section 2.2(e) hereof, by virtue of the Merger and without any action on the part of Parent, Subject Company or the holder of any of the following securities:

               (a) Each share of the common stock, par value $2.00 per share, of Subject Company (the "Subject Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Subject Company Common Stock held (x) in Subject Company's treasury or (y) directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined below)), together with the rights (the "Subject Company Rights") attached thereto issued pursuant to the Rights Agreement, dated as of November 21, 1988, as amended, between Subject Company and First Interstate Bank, Ltd., as Rights Agent (the "Subject Company Rights Agreement"), shall, subject to
     Section 1.4(d) hereof, be converted into the right to receive two-thirds of a share (the "Common Exchange Ratio") of the common stock, par value $5.00 per share, of Parent ("Parent Common Stock").

               (b) Each share of 9.875% preferred stock, Series F, of Subject Company (the "Subject Company 9.875% Preferred") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of 9.875% preferred stock of Parent (the "Parent 9.875% Preferred"). The terms of the Parent 9.875% Preferred shall be substantially the same as the terms of the Subject Company 9.875% Preferred.

               (c) Each share of 9.0% preferred stock, Series G, of Subject Company (the "Subject Company 9.0% Preferred," and together with the Subject Company 9.875% Preferred, the "Subject Company Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of 9.0% preferred stock of Parent (the "Parent 9.0% Preferred," and together with the Parent 9.875% Preferred, the "Parent New Preferred"). The terms of the Parent 9.0% Preferred shall be substantially the same as the terms of the Subject Company 9.0% Preferred. For purposes of this Agreement (i) the Subject Company Common Stock and Subject Company Preferred Stock are referred to herein as the "Subject Company Capital Stock," and
     (ii) the Parent Common Stock and Parent Preferred Stock (as defined below) are collectively referred to as the "Parent Capital Stock."

               (d) All of the shares of Subject Company Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of Subject Company Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock and
     (ii) the cash in lieu of fractional shares into which the shares of Subject Company Common Stock represented by such Common Certificate have been converted pursuant to this Section 1.4 and
     Section 2.2(e) hereof. Common Certificates previously representing shares of Subject Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Common Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Parent's capitalization, then an appropriate and proportionate adjustment shall be made to the Common Exchange Ratio.

               (e) All of the shares of Subject Company Preferred Stock converted into Parent New Preferred pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Preferred Certificate," and collectively with the Common Certificates, the "Certificates") previously representing any such shares of Subject Company Preferred Stock shall thereafter represent the right to receive a certificate representing the number of shares of corresponding Parent New Preferred into which the shares of Subject Company Preferred Stock represented by such Preferred Certificate have been converted pursuant to this Section 1.4. Preferred Certificates previously representing shares of Subject Company Preferred Stock shall be exchanged for certificates representing shares of corresponding Parent New Preferred issued in consideration therefor upon the surrender of such Preferred Certificates in accordance with
     Section 2.2 hereof, without any interest thereon.

               (f) At the Effective Time, all shares of Subject Company Capital Stock that are owned by Subject Company as treasury stock and all shares of Subject Company Capital Stock that are owned directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries (other than shares of Subject Company Capital Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Subject Company Capital Stock held by Parent or Subject Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Subject Company Capital Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by Subject Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

               (g) At the Effective Time, Parent shall assume the obligations of Subject Company under the Deposit Agreement, dated as of November 14, 1991, between Subject Company and First Interstate Bank of California, as depositary (relating to the Subject Company 9.875% Preferred), and the Deposit Agreement, dated as of May 29, 1992, between Subject Company and First Interstate Bank of California, as depositary (relating to the Subject Company 9.0% Preferred). Parent shall instruct the applicable depositary to treat the shares of Parent 9.875% Preferred and Parent 9.0% Preferred received by such depositary in exchange for and upon conversion of the shares of Subject Company 9.875% Preferred and Subject Company 9.0% Preferred, respectively, as new deposited securities under the applicable deposit agreement. In accordance with the terms of the relevant deposit agreement, the depositary receipts then outstanding shall thereafter represent the shares of Parent 9.875% Preferred and Parent 9.0% Preferred so received upon conversion and exchange for the shares of Subject Company 9.875% Preferred and Subject Company 9.0% Preferred, respectively. Parent shall request that such depositary call for the surrender of all outstanding receipts to be exchanged for new receipts (the "New Parent Depositary Shares") specifically describing the relevant series of Parent New Preferred.

          1.5 Parent Common Stock; Parent Preferred Stock. At and after the Effective Time, each share of Parent Common Stock and each share of Parent Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Parent and shall not be affected by the Merger.

          1.6 Options. (a) At the Effective Time, each option granted by Subject Company to purchase shares of Subject Company Common Stock (each a "Subject Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Subject Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Subject Company 1995 Performance Stock Plan, the Subject Company 1991 Performance Stock Plan (as amended), the Subject Company 1988 Performance Stock Plan (as amended), the Subject Company 1983 Performance Stock Plan (as amended), the Subject Company Performance Stock Plan of 1980 (as amended and restated) and the Subject Company 1991 Director Option Plan (as amended and restated), as the case may be (collectively, the "Subject Company Stock Option Plans"), and the agreements evidencing grants thereunder, including, but not limited to, the accelerated vesting of such options which shall occur in connection with and by virtue of the approval of the Merger Agreement and the Merger by the stockholders of Subject Company as and to the extent required by such plans and agreements):

               (1) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Subject Company Common Stock subject to the original option and the Common Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

               (2) the exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Subject Company Common Stock under the original option divided by the Common Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

          The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option (subject to Section 6.7(b) hereof) except that all references to Subject Company shall be deemed to be references to Parent.

          1.7 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Parent, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation. At or prior to the Effective Time, Parent shall duly execute and file with the Delaware Secretary of State one or more Certificates of Designation establishing the New Parent Preferred.

          1.8 Bylaws. At the Effective Time, the Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          1.9 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

          1.10 Board of Directors. At the Effective Time, each person serving on the Board of Directors of Parent immediately prior to the Effective Time shall continue to serve on the Board of Directors of Parent. In addition, Parent shall cause its Board of Directors to be expanded by seven seats as of the Effective Time and such directorships shall, as of such time, be filled by persons serving on the Board of Directors of Subject Company immediately prior to the Effective Time who shall be jointly selected by of the Board of Directors of each of Parent and Subject Company; provided that Parent's Board of Directors may be expanded by fewer than seven seats in case there are fewer than seven members of Subject Company's Board of Directors who choose to serve on Parent's Board.

          1.11 Headquarters. Upon consummation of the Merger, the Surviving Company shall maintain corporate headquarters in each of San Francisco and Los Angeles, and one or more of the senior corporate officers of the Surviving Corporation shall be based in Los Angeles.

                                 ARTICLE II

                             EXCHANGE OF SHARES

          2.1 Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company which may be a Subsidiary of Parent (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and Parent New Preferred and an estimated amount of cash in lieu of any fractional shares (the cash payable in lieu of fractional shares and certificates for shares of Parent Common Stock and Parent New Preferred, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Subject Company Capital Stock.

          2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than ten business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing, as the case may be, the shares of Parent Common Stock or Parent New Preferred and the cash in lieu of fractional shares, if any, into which the shares of Subject Company Capital Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Parent Common Stock, if any, to which such holder of Subject Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof, (ii) certificates representing that number of shares of Parent 9.875% Preferred and Parent 9.0% Preferred, if any, to which such holder of Subject Company Preferred Stock shall have become entitled pursuant to the provisions of Article I hereof and (iii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

               (b) No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock or Parent New Preferred shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock or Parent New Preferred represented by such Certificate.

               (c) If any certificate representing shares of Parent Common Stock or Parent New Preferred is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock or Parent New Preferred in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

               (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Subject Company of the shares of Subject Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Capital Stock as provided in this Article II.

               (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Subject Company who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time occurs by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereto.

               (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Subject Company for twelve months after the Effective Time shall be paid to Parent. Any stockholders of Subject Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the shares of Parent Common Stock or Parent New Preferred, cash in lieu of any fractional shares and unpaid dividends and distributions on the Parent Common Stock or Parent New Preferred deliverable in respect of each share of Subject Company Common Stock or Subject Company Preferred Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, Subject Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Subject Company Common Stock or Subject Company Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares or Parent New Preferred, as the case may be, deliverable in respect thereof pursuant to this Agreement.

                                 ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

          Subject Company hereby represents and warrants to Parent as follows:

          3.1 Corporate Organization. (a) Subject Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Subject Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Subject Company or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on
     (I) the referenced party the cause of which is (i) any change in banking and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of Subject Company or Parent or any Subsidiary of either of them taken with the prior written consent of Parent or Subject Company, as applicable, in contemplation of the Merger and (iv) any changes in general economic conditions affecting banks or their holding companies generally and (II) Subject Company and its Subsidiaries caused by, relating to or arising out of the actions taken or omitted to be taken on or after October 17, 1995 by Subject Company and its directors, officers, employees, representatives and agents (i) in response to the various actions taken by Parent in connection with its efforts to engage in a business combination transaction with Subject Company and (ii) in connection with Subject Company's pursuit, prior to the date hereof, of strategic alternatives other than a business combination transaction with Parent (including without limitation the execution of the Terminated Merger Agreement and the Settlement Agreement and the other documents executed in connection therewith and any actions taken in connection therewith or in respect thereof), in each case including without limitation all attorneys', investment bankers', accountants' and other fees and expenses incurred in connection therewith or as a result of any actions, suits or proceedings relating thereto. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Subject Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The copies of the Certificate of Incorporation and Bylaws of Subject Company which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

               (b) Each Subject Company Subsidiary (i) is duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization,
     (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have or reasonably be expected to have a Material Adverse Effect on Subject Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

          3.2 Capitalization. (a) The authorized capital stock of Subject Company consists of 250,000,000 shares of Subject Company Common Stock, 15,000,000 shares of preferred stock, no par value, and 43,500,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"). At the close of business on December 31, 1995, there were 75,929,395 shares of Subject Company Common Stock outstanding, 1,750,000 shares of Subject Company Preferred Stock outstanding (evidenced by 14,000,000 Subject Company Depositary Shares, 8,000,000 of which each represent a one-eighth interest in a share of Subject Company 9.875% Preferred and 6,000,000 of which each represent a one-eighth interest in a share of Subject Company 9.0% Cumulative Preferred), no Shares of Class A Common Stock outstanding, and 8,356,601 shares of Subject Company Common Stock held in Subject Company's treasury. As of December 31, 1995, no shares of Subject Company Common Stock or Subject Company Preferred Stock were reserved for issuance, except
     (i) 1,828,250 shares of Subject Company Common Stock were reserved for issuance pursuant to Subject Company's dividend reinvestment and stock purchase plans, (ii) 3,505,348 shares of Subject Company Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Subject Company Stock Option Plans, (iii) 15,073,106 shares of Subject Company Common Stock were reserved for issuance pursuant to the Subject Company Stock Option Agreement and (iv) the shares of Subject Company Common Stock reserved for issuance upon exercise of the Subject Company Rights distributed to holders of Subject Company Common Stock pursuant to the Subject Company Rights Agreement. All of the issued and outstanding shares of Subject Company Common Stock and Subject Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 3.2(a) of the disclosure schedule of Subject Company delivered to Parent concurrently herewith (the "Subject Company Disclosure Schedule"), (ii) for the Subject Company Rights Agreement (a true and correct copy of which, including all amendments thereto, has been made available to Parent) and (iii) as set forth elsewhere in this Section 3.2(a), Subject Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Subject Company Common Stock or Subject Company Preferred Stock or any other equity securities of Subject Company or any securities representing the right to purchase or otherwise receive any shares of Subject Company Common Stock or Subject Company Preferred Stock. Except (i) as set forth in Section 3.2(a) of the Subject Company Disclosure Schedule, and (ii) for options permitted by this Agreement to be granted subsequent to the date of this Agreement, December 31, 1995 Subject Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to Subject Company's dividend reinvestment and stock purchase plans, the exercise of employee stock options granted prior to such date and as disclosed in Section 3.2(a) of the Subject Company Disclosure Schedule, and the issuance of rights pursuant to the Subject Company Rights Agreement.

               (b) Except as set forth in Section 3.2(b) of the Subject Company Disclosure Schedule, Subject Company owns, directly or indirectly, at least 99% of the issued and outstanding shares of capital stock of each of the material Subject Company Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subject Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          3.3 Authority; No Violation. (a) Subject Company has full corporate power and authority to execute and deliver this Agreement, the Fee Letter, of even date herewith, between Parent and Subject Company (the "Subject Company Fee Letter") pursuant to which Subject Company will in certain circumstances pay certain amounts to Parent, and the other documents, including the Settlement Agreement, contemplated to be executed and delivered by Subject Company in connection with the transactions contemplated hereby (this Agreement, together with the Subject Company Fee Letter and such other documents, collectively, the "Subject Company Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Subject Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Subject Company.
     The Board of Directors of Subject Company has directed that the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and the transactions contemplated hereby be submitted to Subject Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of such agreement of merger by the affirmative vote of the holders of a majority of the outstanding shares of Subject Company Common Stock, no other corporate proceedings on the part of Subject Company are necessary to approve the Subject Company Documents and to consummate the transactions contemplated hereby and thereby. Each of the Subject Company Documents has been duly and validly executed and delivered by Subject Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               (b) Except as set forth in Section 3.3(b) of the Subject Company Disclosure Schedule, neither the execution and delivery of the Subject Company Documents by Subject Company nor the consummation by Subject Company of the transactions contemplated hereby and thereby, nor compliance by Subject Company with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Subject Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Subject Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Subject Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Subject Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Subject Company.

          3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications and notices, (ii) the filing of any requisite applications with the Office of the Comptroller of the Currency (the "OCC") and the approval of such applications, (iii) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (iv) approvals of boards of directors (or similar boards) and of shareholders of investment companies sponsored, advised or administered by Subject Company or its subsidiaries (the "Fund Approvals") (and related SEC filings) (v) approval of the listing of the Parent Capital Stock to be issued in the Merger on the NYSE, (vi) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Parent's and Subject Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (vii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Capital Stock pursuant to this Agreement, (ix) the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Subject Company and the stockholders of Parent, (x) the consents and approvals set forth in Section 3.4 of the Subject Company Disclosure Schedule, and (xi) the consents and approvals of third parties which are not Governmental Entities (as defined below), the failure of which to obtain will not have and would not be reasonably expected to have a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by Subject Company of the Subject Company Documents and (B) the consummation by Subject Company of the Merger and the other transactions contemplated hereby and thereby.

          3.5 Reports. Subject Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993 with (i) the Federal Reserve Board, (ii) the OCC, (iii) any state regulatory authority (each a "State Regulator"), (iv) the SEC, (v) the FDIC, (vi) any self-regulatory organization ("SRO") and (vii) any foreign financial or self-regulatory organization (collectively "Regulatory Agencies") and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Subject Company and its Subsidiaries or as set forth in Section 3.5 of the Subject Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Subject Company, investigation into the business or operations of Subject Company or any of its Subsidiaries since January 1, 1993. Except as set forth in Section 3.5 of the Subject Company Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Subject Company or any of its Subsidiaries. The deposits of each Subject Company Subsidiary that is an insured institution are insured by the FDIC in accordance with the Federal Deposit Insurance Act up to applicable limits.

          3.6 Financial Statements. Subject Company has previously made available to Parent copies of (a) the consolidated balance sheets of Subject Company and its Subsidiaries, as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in Subject Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Ernst & Young LLP, independent auditors with respect to Subject Company and (b) the unaudited consolidated balance sheet of Subject Company and its Subsidiaries as of September 30, 1994 and September 30, 1995 and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the periods then ended, as reported in Subject Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995 filed with the SEC under the Exchange Act. The December 31, 1994 consolidated balance sheet of Subject Company (including the related notes, where applicable) fairly presents the consolidated financial position of Subject Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.12 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Subject Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 6.12 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.12 will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Subject Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          3.7 Broker's Fees. Except as set forth in Section 3.7 of the Subject Company Disclosure Schedule, neither Subject Company nor any Subject Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Subject Company Documents.

          3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Subject Company Reports (as defined in Section 3.12) filed prior to the date hereof, or as set forth in
     Section 3.8(a) of the Subject Company Disclosure Schedule, since September 30, 1995, no event (including, without limitation, any earthquake or other act of God) has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or the Surviving Corporation.

               (b) Except as set forth in Section 3.8(b) of the Subject Company Disclosure Schedule, since September 30, 1995, Subject Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Subject Company nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any named executive officer (within the meaning of Regulation S-K of the SEC) or director, other than persons newly hired for such position, from the amount thereof in effect as of September 30, 1995, or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such named executive officer or director, other than pursuant to preexisting agreements or arrangements or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

          3.9  Legal Proceedings.  (a)  Except as set forth in Section
     3.9 of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Subject Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Subject Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by the Subject Company Documents as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Subject Company.

               (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Subject Company, any of its Subsidiaries or the assets of Subject Company or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Subject Company or the Surviving Corporation.

          3.10 Taxes and Tax Returns. (a) Subject Company and each of its Subsidiaries has timely filed or caused to be filed all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws ("Tax Returns") with respect to Subject Company or any of its Subsidiaries, except where the failure to file timely such Tax Returns would not have and would not reasonably be expected to have a Material Adverse Effect on Subject Company.
     All Taxes shown to be due on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes, except where the failure to pay or establish adequate reserves would not have and would not reasonably be expected to have a Material Adverse Effect on Subject Company. Except as set forth in Section 3.10(a) of the Subject Company Disclosure Schedule, no material (i) audit or examination or (ii) refund litigation with respect to any Tax Return is pending. All material Tax Returns filed by Subject Company and each of its Subsidiaries are complete and accurate in all material respects.

               (b) Subject Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section
     368(a) of the Code.

               (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

          3.11 Employees. (a) Section 3.11(a) of the Subject Company Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Plans") by Subject Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Subject Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

               (b) As soon as practicable after the date hereof, Subject Company shall make available to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

               (c) Except as set forth in Section 3.11(c) of the Subject Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Subject Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Subject Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Subject Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Subject Company, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Subject Company or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) since January 1, 1994 neither Subject Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Subject Company, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Subject Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Subject Company.

          3.12 SEC Reports. Subject Company has previously made available to Parent an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 and prior to the date hereof by Subject Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Subject Company Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.
     Subject Company has timely filed all Subject Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Subject Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

          3.13 Compliance with Applicable Law.  Except as disclosed in
     Section 3.13 of the Subject Company Disclosure Schedule, Subject Company and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Subject Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Subject Company, and neither Subject Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Subject Company.

          3.14 Certain Contracts. (a) Except as set forth in Section 3.14(a) of the Subject Company Disclosure Schedule and except for the Settlement Agreement, neither Subject Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral)
     (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Subject Company Reports, (ii) which materially restricts the conduct of any line of business by Subject Company, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Subject Company has made available to Parent true and correct copies of all material employment, consulting and deferred compensation agreements to which Subject Company or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), other than the Subject Company Documents, whether or not set forth in Section 3.14(a) of the Subject Company Disclosure Schedule, is referred to herein as a "Subject Company Contract," and neither Subject Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Subject Company.

               (b) (i) Each Subject Company Contract is valid and binding and in full force and effect, (ii) Subject Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Subject Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Subject Company or any of its Subsidiaries under any such Subject Company Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Subject Company.

          3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 3.15 of the Subject Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Subject Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

          3.16 Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Subject Company included in the Subject Company Form 10-Q for the quarter ended September 30, 1995, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1995, and (iii) as set forth in Section 3.16 of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Subject Company.

          3.17 State Takeover Laws. The Board of Directors of Subject Company has taken all action required to be taken by it to provide that this Agreement, the Subject Company Fee Letter and the transactions contemplated hereby and thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

          3.18 Rights Agreement. Subject Company has taken all action (including, if required, redeeming all of the outstanding common stock purchase rights issued pursuant to the Subject Company Rights Agreement or amending or terminating the Subject Company Rights Agreement) so that the entering into of the Subject Company Documents and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Subject Company Rights Agreement or enable or require the Subject Company Rights to be exercised, distributed or triggered.

          3.19 Subject Company Information. The information relating to Subject Company and its Subsidiaries to be provided by Subject Company to be contained in the Joint Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          3.20 Environmental Liability.  Except as set forth in Section
     3.20 of the Subject Company Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Subject Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of Subject Company, threatened, against Subject Company or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Subject Company. To the knowledge of Subject Company or any of its Subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Subject Company. To the knowledge of Subject Company, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect. Neither Subject Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Subject Company.

          3.21 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Subject Company or for the account of a customer of Subject Company or one of its Subsidiaries, were entered into in accordance with prudent banking practices and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Subject Company or one of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. Subject Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Subject Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on Subject Company.

          3.22 Terminated Merger Agreement. Subject Company (i) has taken all corporate action necessary to terminate the Terminated Merger Agreement pursuant to the provisions of Section 8.1(f) thereof and (ii) has no further obligation under the Terminated Merger Agreement and the other agreements executed in connection therewith, including the Subject Company Stock Option Agreement and the North Fee Letter, other than as specified in Section 8.2 of the Terminated Merger Agreement or in the Settlement Agreement. Before Subject Company provided Parent with any nonpublic information, otherwise facilitated any effort or attempt by Parent to make or implement a Takeover Proposal (as defined, for purposes of this Section 3.22, in Section 5.2(f) of the Terminated Merger Agreement) for Subject Company, recommended or endorsed Parent's Takeover Proposal or participated in discussions and negotiations with Parent relating to such Takeover Proposal, or authorized its officers, directors, employees or agents to do any of the foregoing, the Board of Directors of Subject Company, after having consulted with and considered the advice of outside counsel, reasonably determined in good faith that the failure to do so would have caused the members of such Board of Directors to breach their fiduciary duties under applicable law.

                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES
                                  OF PARENT

          Parent hereby represents and warrants to Subject Company as follows:

          4.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The copies of the Restated Certificate of Incorporation and Bylaws of Parent, which have previously been made available to Subject Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

               (b) Each Parent Subsidiary (i) is duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have or reasonably be expected to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

          4.2 Capitalization. (a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 25,000,000 shares of Preferred Stock, par value $5.00 per share ("Parent Preferred Stock"). At the close of business on December 31, 1995, there were 46,973,319 shares of Parent Common Stock outstanding, 1,500,000 shares of Parent Preferred Stock designated and 1,500,000 shares issued and outstanding as Series Adjustable Rate Cumulative Preferred Stock, Series B ("Parent Series B Preferred Stock"), 517,500 shares of Parent Preferred Stock designated and 517,500 shares issued and outstanding as 9% Preferred Stock, Series C ("Parent Series C Preferred Stock"), 368,000 shares of Parent Preferred Stock designated and 368,000 shares issued and outstanding as 8 7/8% Preferred Stock, Series D ("Parent Series D Preferred Stock"), and no shares of Parent Common Stock held in Parent's treasury. On December 31, 1995, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that (i) 11,555,655 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options, the Parent dividend reinvestment plan, the Parent employee stock purchase plan, the Parent director option plans and employee benefit plans and (ii) $180 million in stockholders equity designated for the retirement or redemption of the Parent Mandatory Equity Notes due 1998. All of the issued and outstanding shares of the Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Schedule 4.2(a) of the Parent Disclosure Schedule (as defined below) and (ii) as set forth elsewhere in this Section 4.2(a), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. Except (i) as set forth in Section 4.2(a) of the disclosure schedule of Parent delivered to Subject Company concurrently herewith (the "Parent Disclosure Schedule") and (ii) for options permitted by this Agreement to be granted subsequent to the date of this Agreement, since December 31, 1995, Parent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to Parent's dividend reinvestment and stock purchase plans and the exercise of employee stock options granted prior to such date and as disclosed in Section 4.2(a) of the Parent Disclosure Schedule. The shares of Parent Capital Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

               (b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, at least 99% of the issued and outstanding shares of capital stock of each of the material Parent Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          4.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement, the Fee Letter, of even date herewith, between Parent and Subject Company (the "Parent Fee Letter," and together with the Subject Company Fee Letter, the "Fee Letters") pursuant to which Parent will in certain circumstances pay certain amounts to Subject Company, and the other documents contemplated to be executed and delivered by Parent, including the Settlement Agreement, in connection with the transactions contemplated hereby (this Agreement, together with the Parent Fee Letter, and such other documents, collectively, the "Parent Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Parent Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and the transactions contemplated hereby be submitted to Parent's stockholders for approval at a meeting of such stockholders and, except for the adoption of such agreement of merger by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock, no other corporate proceedings on the part of Parent are necessary to approve the Parent Documents and to consummate the transactions contemplated hereby and thereby. Each of the Parent Documents has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Subject Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               (b) Except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of the Parent Documents by Parent, nor the consummation by Parent of the transactions contemplated hereby and thereby, nor compliance by Parent with any of the terms or provisions hereof or thereof, will
     (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of Parent or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Parent.

               4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of any requisite applications with the OCC and the approval of such applications, (iii) the filings with respect to the State Approvals (including receipt of such State Approvals), (iv) the Fund Approvals (and related SEC filings), (v) approval of the listing of the Parent Capital Stock to be issued in the Merger on the NYSE, (vi) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the S-4, (vii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Capital Stock pursuant to this Agreement, (ix) the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Subject Company and the stockholders of Parent, (x) the consents and approvals set forth in Section 4.4 of the Parent Disclosure Schedule, and (xi) the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Parent of the Parent Documents and (B) the consummation by Parent of the Merger and the other transactions contemplated hereby and thereby.

               4.5 Reports. Parent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993 with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 1993. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries. The deposits of each Parent Subsidiary that is an insured institution are insured by the FDIC in accordance with the Federal Deposit Insurance Act up to applicable limits.

               4.6 Financial Statements. Parent has previously made available to Subject Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries, as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Parent and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 1994 and September 30, 1995 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the periods then ended, as reported in Parent's Quarterly Report on Form 10-Q for the period ended September 30, 1995 filed with the SEC under the Exchange Act. The December 31, 1994 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.12 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 6.12 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in
          Section 6.12 will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

               4.7 Broker's Fees. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Parent Documents.

               4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Parent Reports (as defined below) filed prior to the date hereof, since September 30, 1995, no event (including, without limitation, any earthquake or other act of God) has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                    (b) Except as set forth in Section 4.8(b) of the Parent Disclosure Schedule, since September 30, 1995, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Parent nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any named executive officer (within the meaning of Regulation S-K of the SEC) or director, other than persons newly hired for such positions, from the amount thereof in effect as of September 30, 1995, or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such named executive officer or director, other than pursuant to preexisting agreements or arrangements or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

               4.9 Legal Proceedings. (a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by the Parent Documents as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent.

                    (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent or the Surviving Corporation.

               4.10 Taxes and Tax Returns. (a) Parent and each of its Subsidiaries has timely filed or caused to be filed all Tax Returns with respect to Parent or any of its Subsidiaries, except where the failure to file timely such Tax Returns would not have and would not reasonably be expected to have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes, except where the failure to pay or establish adequate reserves would not have and would not reasonably be expected to have a Material Adverse Effect on Parent. Except as set forth in Section 4.10(a) of the Parent Disclosure Schedule, no material (i) audit or examination or (ii) refund litigation with respect to any Tax Return is pending. All material Tax Returns filed by Parent and each of its Subsidiaries are complete and accurate in all material respects.

                    (b) Parent has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               4.11 Employees. (a) Section 4.11(a) of the Parent Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Parent Plans") by Parent or any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

                    (b) As soon as practicable after the date hereof, Parent shall make available to Subject Company true and complete copies of each of the Parent Plans and all related documents, including but not limited to (i) the actuarial report for such Parent Plan (if applicable) for each of the last two years, and
          (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Parent Plan.

                    (c) Except as set forth in Section 4.11(c) of the Parent Disclosure Schedule, (i) each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Parent Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified,
          (iii) with respect to each Parent Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Parent Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Plan's actuary with respect to such Parent Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Plan allocable to such accrued benefits,
          (iv) no Parent Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent, its Subsidiaries or any Parent ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Parent, its Subsidiaries or the Parent ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent, its Subsidiaries or any Parent ERISA Affiliate of incurring a material liability thereunder, (vi) no Parent Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Parent or its Subsidiaries as of the Effective Time with respect to each Parent Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and
          Section 412 of the Code, (viii) since January 1, 1994 neither Parent, its Subsidiaries nor any Parent ERISA Affiliate has engaged in a transaction in connection with which Parent, its Subsidiaries or any Parent ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Parent there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Parent.

               4.12 SEC Reports. Parent has previously made available to Subject Company an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 and prior to the date hereof by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

               4.13 Compliance with Applicable Law.  Except as disclosed in
          Section 4.13 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Parent.

               4.14 Certain Contracts. (a) Except as set forth in Section 4.14(a) of the Parent Disclosure Schedule and except for the Settlement Agreement, neither Parent nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Reports,
          (ii) which materially restricts the conduct of any line of business by Parent, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Parent has made available to Subject Company true and correct copies of all material employment, consulting and deferred compensation agreements to which Parent or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), other than the Parent Documents, whether or not set forth in Section 4.14(a) of the Parent Disclosure Schedule, is referred to herein as a "Parent Contract," and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Parent.

                    (b) (i) Each Parent Contract is valid and binding and in full force and effect, (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except, in each case, where any such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Parent.

               4.15 Agreements with Regulatory Agencies. Except as set forth in Section 4.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

               4.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in the Parent Form 10-Q for the quarter ended September 30, 1995, and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1995, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

               4.17 State Takeover Laws. The Board of Directors of Parent has taken all action required to be taken by it to provide that this Agreement, the Parent Fee Letter and the transactions contemplated hereby and thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

               4.18 Parent Information. The information relating to Parent and its Subsidiaries to be provided by Parent to be contained in the Joint Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Subject Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

               4.19 Environmental Liability.  Except as set forth in Section
          4.19 of the Parent Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably would be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries, which liability or obligation would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or
          (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property, which would reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have a Material Adverse Effect on Parent.

               4.20 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Parent or for the account of a customer of Parent or one of its Subsidiaries, were entered into in accordance with prudent banking practices and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Parent's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on Parent.

                                       ARTICLE V

                       COVENANTS RELATING TO CONDUCT OF BUSINESS

               5.1 Conduct of Businesses Prior to the Effective Time. Except as set forth in the Subject Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, as expressly contemplated or permitted by this Agreement, the Settlement Agreement, or the Fee Letters, as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, each of Parent and Subject Company shall, and shall cause each of their respective Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the ability of either Parent or Subject Company to obtain any approvals of any Regulatory Agency or other governmental authority required to consummate the transactions contemplated hereby or by the Fee Letters or to perform its covenants and agreements under the Subject Company Documents or the Parent Documents, as the case may be.

               5.2 Forbearances. Except as set forth in Section 5.2 of the Subject Company Disclosure Schedule or Section 5.2 of the Parent Disclosure Schedule, as the case may be, as expressly contemplated or permitted by this Agreement, the Settlement Agreement, or the Fee Letters, as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, neither Parent nor Subject Company shall, and neither Parent nor Subject Company shall permit any of their respective Subsidiaries to, without the prior written consent of the other:

                    (a) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except for regular quarterly cash dividends on Subject Company Common Stock and on Parent Common Stock at a rate equal to the rates recently paid by each of Subject Company and Parent, as the case may be, as such rates may be increased by either party in the ordinary course of business consistent with past practice and, in the case of Subject Company Preferred Stock and Parent Preferred Stock, for regular quarterly or semiannual cash dividends thereon at the rates set forth in the applicable certificate of incorporation or certificate of designation for such securities and except for dividends paid by any of the wholly owned Subsidiaries of each of Parent and Subject Company to Parent or Subject Company or any of their wholly owned Subsidiaries, respectively, and except for the issuance of employee stock options and restricted stock consistent with past practices); or issue any additional shares of capital stock except pursuant to (A) the exercise of stock options outstanding as of the date hereof or issued after the date hereof in a manner consistent with past practice, (B) the award of restricted shares of Subject Company Common Stock in a manner consistent with past practice, (C) the vesting of Performance Units outstanding as of the date hereof pursuant to Subject Company Stock Option Plans, (D) the Subject Company Rights Agreement, and (E) acquisitions and investments permitted by paragraph (c) hereof;

                    (b) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or agreements in force at the date of this Agreement or (iii) pursuant to plans disclosed in writing prior to the execution of this Agreement to the other party;

                    (c) except for (i) transactions in the ordinary course of business consistent with past practice, or (ii) acquisitions of an entity or business having assets not exceeding 10% of the consolidated assets of Subject Company or Parent, as applicable, on a pro forma basis giving effect to such transaction, make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

                    (d) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, in each case that is material to such party, other than renewals of contracts and leases without materially adverse changes of terms thereof;

                    (e) other than (i) in the ordinary course of business consistent with past practice, or (ii) in an aggregate amount not exceeding $10 million, increase in any material respect the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any material pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

                    (f) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal, provided, however, that each of Parent and Subject Company may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a Takeover Proposal, recommend or endorse any Takeover Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Takeover Proposal, if such party's Board of Directors, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the failure to do so would cause the members of such Board of Directors to breach their fiduciary duties under applicable law. Subject Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing. Each party shall immediately advise the other following the receipt by it of any Takeover Proposal and the details thereof, and advise the other of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof. As used in this Agreement, "Takeover Proposal" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Subject Company or Parent or any of their respective Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Subject Company or Parent or any of their respective Subsidiaries other than the transactions contemplated or permitted by this Agreement;

                    (g) settle any claim, action or proceeding involving money damages which is material to Parent or Subject Company, as applicable, except (x) in the ordinary course of business consistent with past practice and (y) in the case of Subject Company, for any claim, action or proceeding caused by, relating to or arising out of the matters described in clause
               (II) of the definition of Material Adverse Effect set forth in Section 3.1, which claim, action or proceeding may be settled with the consent of Parent (which consent shall not be unreasonably withheld);

                    (h) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

                    (i) amend its certificate of incorporation, bylaws or similar governing documents or, in the case of Subject Company, the Subject Company Rights Agreement, in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party;

                    (j) except in the ordinary course or following prior consultation with the other party to this Agreement, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

                    (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

                    (l) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

                                      ARTICLE VI

                                 ADDITIONAL AGREEMENTS

               6.1 Regulatory Matters. (a) Parent and Subject Company shall promptly prepare and file with the SEC a preliminary version of the Joint Proxy Statement and, following comment thereon, Parent shall promptly prepare and file with the SEC the S-4, in which the definitive Joint Proxy Statement will be included as a prospectus. Each of Parent and Subject Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Parent and Subject Company shall thereafter mail the definitive Joint Proxy Statement to their respective stockholders. Parent shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Subject Company shall furnish all information concerning Subject Company and the holders of Subject Company Capital Stock as may be reasonably requested in connection with any such action.

                    (b) The parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and Subject Company shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Subject Company or Parent, as the case may be, and any of their respective Subsidiaries which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                    (c) Parent and Subject Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Subject Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                    (d) Parent and Subject Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

               6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Parent and Subject Company shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, each of Parent and Subject Company shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Parent or Subject Company, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Parent nor Subject Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                    (b) All information furnished pursuant to Section 6.2(a) or otherwise by Parent or its representatives to Subject Company or its representatives or by Subject Company or its representatives to Parent or its representatives, as the case may be, shall be treated as the sole property of the party furnishing such information and, if the Merger shall not occur, Parent and Subject Company and their respective representatives shall return to the other party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Each of Parent and Subject Company shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the receiving party's possession prior to the disclosure thereof by the other party; (y) was then generally known to the public; or
          (z) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the receiving party is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the other party to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the receiving party may disclose such information to such tribunal or governmental body or agency without liability hereunder.

                    (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

               6.3 Stockholders' Approvals. Each of Parent and Subject Company shall duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its best efforts to cause such meetings to occur on the same date. Subject to the provisions of the next sentence, each of Parent and Subject Company shall, through its Board of Directors, recommend to its stockholders approval of such matters. The Board of Directors of each party may fail to make such recommendation, or withdraw, modify or change any such recommendation in a manner adverse to the other party hereto, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of the members of such Board of Directors under applicable law.

               6.4 Legal Conditions to Merger. (a) Subject to the terms and conditions of this Agreement, each of Parent and Subject Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Subject Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

                    (b) Subject to the terms and conditions of this Agreement, each of Parent and Subject Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

               6.5 Affiliates; Publication of Combined Financial Results. Subject Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Subject Company to deliver to Parent, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meetings called by Parent and Subject Company pursuant to Section 6.3 hereof, a written agreement, in the form of Exhibit 6.5 hereto.

               6.6 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the New Parent Depositary Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

               6.7 Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined and except as provided in Section 1.6 hereof, Parent Plans and Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of Parent or Subject Company (or their Subsidiaries) covered by such plans at the Effective Time until such time as Parent shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the "New Parent Plans"). Prior to the Closing Date, Parent and Subject Company shall cooperate in reviewing, evaluating and analyzing the Parent Plans and the Plans with a view toward developing appropriate New Parent Plans for the employees covered thereby subsequent to the Merger. Except as provided in paragraphs (c) - (e) hereof, Parent and Subject Company shall use their reasonable best efforts to develop New Parent Plans which, among other things, treat similarly situated employees of the Surviving Corporation and its Subsidiaries on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities. In view of the changed nature of the benefit programs which will be applicable to employees of Subject Company after the Effective Time, Parent and Subject Company further agree to use their reasonable best efforts to develop equitable transition rules relating to the benefits to be provided to one or more groups of such employees, with particular emphasis on retirement benefits to be provided to those Subject Company employees who are nearing eligibility for early retirement. Parent agrees that for purposes of all Plans and New Parent Plans (including, without limitation, all policies and employee fringe benefit programs of the Surviving Corporation) under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to current employees of the Subject Company and its Subsidiaries for service with Subject Company or its Subsidiaries prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits, require an accrual of benefits under, or contributions to, a pension benefit plan on behalf of an employee for periods before such employee becomes a participant in such plan or require that certain additional contributions currently made to a Parent Plan on behalf of certain employees who had participated in Parent's prior defined benefit plan and attained a specified age upon termination of that plan be extended to any additional employees.

                    (b) Notwithstanding the foregoing, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms all Plans, as amended as permitted hereunder, and other contracts, arrangements, commitments or understandings described in the Subject Company Disclosure Schedule; provided, however, that this paragraph (b) shall be subject to the provisions of paragraph (f) hereof. Parent and Subject Company hereby acknowledge that approval of the Merger Agreement and the Merger by stockholders of the Subject Company will constitute a "Change in Control" for purposes of the Plans and agree to abide by the provisions of any Plan which relate to a Change in Control, including, but not limited to, the accelerated vesting and/or payment of equity-based awards under the Subject Company Stock Option Plans, each as amended to the date hereof.

                    (c) To the extent permitted by applicable law, (1) Parent and the Subject Company agree that (i) until such time (the "Transition Date") as those employees of the Subject Company who continue in employment with the Surviving Corporation following the Effective Time become eligible to participate in Parent's qualified defined contribution plan, Parent shall maintain in accordance with its terms (as in effect immediately prior to the date hereof) the Retirement Plan for the Employees of First Interstate Bancorp and its Affiliates (the "Subject Company Pension Plan"), (ii) prior to the Transition Date, Parent shall not terminate the Subject Company Pension Plan, cease benefit accruals under such Plan, merge such plan with or into any other plan or amend such plan in any manner adverse to participants or beneficiaries of such plan (including, but not limited to, amending to the detriment of participants the actuarial factors or assumptions utilized in determining early retirement benefits or lump sum present values), and (iii) from and after the Transition Date, Parent shall be free to terminate the Subject Company Pension Plan or to freeze accruals thereunder, subject to compliance with the terms of paragraph (2) below.

                    (2) Parent hereby agrees that in the event Parent terminates the Subject Company Pension Plan on or after the Effective Time, Parent shall cause such termination to be implemented in all respects in accordance with applicable law (and without limiting the generality of the foregoing, shall cause to be purchased from an insurance company rated AAA or better by Bests, irrevocable annuities representing the accrued benefits of all participants and beneficiaries of such plan); provided, however, that Parent may cause accrued benefits subject to Section 417(e)(1) of the Code to be cashed out in a lump sum.

                    (d) Parent and the Subject Company agree that, effective as of the date of the approval of the Merger Agreement and the Merger by the stockholders of the Subject Company, each participant in The Employee Savings Plan of First Interstate Bancorp shall become fully vested with respect to such participant's account balance thereunder.

                    (e) Parent and the Subject Company hereby agree as follows:

                    (1) each individual who is currently receiving benefits under the First Interstate Retiree Medical Plan (the "Subject Company Retiree Medical Plan"), or who would be entitled to receive such benefits if such individual ceased employment with the Subject Company and its subsidiaries as of the date hereof, shall, after the Effective Time, receive (or, upon termination of employment with the Surviving Corporation and its subsidiaries, shall be entitled to receive) retiree medical benefits which are no less favorable than the benefits which similarly situated retirees (or employees) of the Parent are entitled to receive (or would be entitled to receive) under the Parent's retiree medical plan, as such plan may be amended from time to time;

                    (2) each employee of the Subject Company who was hired prior to January 1, 1992 and whose employment is terminated under circumstances entitling such employee to severance benefits under the First Interstate Bancorp Broad-Based Change in Control Severance Pay Plan, the First Interstate Bancorp Middle Management Change in Control Severance Pay Plan, the First Interstate Bancorp Senior Management Change in Control Severance Pay Plan or an employment agreement between such participant and Subject Company or a subsidiary thereof which is listed on Exhibit 3.11(a) hereto (collectively, the "Subject Company Severance Plans"), shall be entitled to receive retiree medical benefits which are no less favorable than the benefits provided under the Parent's retiree medical plan (as such plan may be amended from time to time) if such employee would have been eligible for benefits under such plan had such employee remained employed through the end of the period with respect to which severance benefits are payable under the Subject Company Severance Plans.

                    (f) Except as otherwise provided herein, nothing in this Section 6.7 shall be interpreted as preventing Parent or its Subsidiaries from amending, modifying or terminating any Parent Plans, Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

                    (g) It is the express understanding and intention of Subject Company and Parent that no Subject Company Employee or Parent Employee or other person shall be deemed to be a third party beneficiary, or have or acquire any right to enforce the provisions, of this Section 6.7, and that nothing in this Agreement shall be deemed to constitute a Plan, a Parent Plan or a New Parent Plan or an amendment to a Plan, a Parent Plan or a New Parent Plan. Parent agrees, however, that, prior to the Effective Time, the Subject Company may take all necessary action to amend the appropriate Plans to reflect the provisions of this Section 6.7.

               6.8  Indemnification; Directors' and  Officers' Insurance.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Subject Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Subject Company, any of the Subject Company Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, (ii) the Terminated Merger Agreement, the Subject Company Stock Option Agreement and the North Fee Letter and all actions by any Indemnified Party in connection therewith or (iii) this Agreement, the Fee Letters or any of the transactions contemplated hereby or thereby and all actions taken by an Indemnified Party in connection therewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties who are non-management directors of the Subject Company and one other firm of counsel for all other Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties who are non-management directors of the Subject Company and one other firm of counsel for all of the other Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this
          Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.8 except (and only) to the extent such failure to notify materially prejudices Parent. Parent's obligations under this Section 6.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                    (b) Without limiting any of the obligations under paragraph (a) of this Section 6.8, Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Subject Company's Certificate of Incorporation or By-Laws or in the similar governing documents of any of Subject Company's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided further, however, that nothing contained in this Section 6.8(b) shall be deemed to preclude the liquidation, consolidation or merger of Subject Company or any Subject Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Parent. Nothing contained in this Section 6.8(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Subject Company's Certificate of Incorporation or By-laws or the similar governing documents of any of Subject Company's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

                    (c) Parent shall use its best efforts to cause the persons serving as officers and directors of Subject Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Subject Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Subject Company than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Subject Company for such insurance ("Subject Company's Current Premium"), and if such premiums for such insurance would at any time exceed 250% of Subject Company's Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Subject Company's Current Premium.

                    (d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.8.

                    (e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

               6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Parent and a Subsidiary of Subject Company) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

               6.10 Advice of Changes. Parent and Subject Company shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

               6.11 Dividends. After the date of this Agreement, each of Parent and Subject Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Subject Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Common Stock or Subject Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Subject Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

               6.12 Subsequent Interim and Annual Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after December 31, 1995 or the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act.

               6.13 Litigation. Each of Parent and Subject Company shall immediately dismiss, with prejudice, with each party bearing its own costs, attorneys' fees and litigation expenses and without payment by Parent or Subject Company to any adverse party of any damages, costs, expenses or attorneys fees, all proceedings pending in Wells Fargo & Company v. First Interstate Bancorp, et al., Delaware Chancery, C.A. No. 14696, and First Interstate Bancorp v. Wells Fargo & Company, et al., United States District Court for the District of Delaware, C.A. No. 95-800, and shall execute and deliver such further papers as may be necessary in connection with such dismissals, including, but not limited to, exchanging mutual releases with respect or relating to the subject matter of such proceedings.

                                      ARTICLE VII

                                 CONDITIONS PRECEDENT

               7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                    (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative votes of the holders of Subject Company Common Stock and Parent Common Stock entitled to vote thereon.

                    (b) NYSE Listing. The shares of Parent Common Stock which shall be issued to the stockholders of Subject Company upon consummation of the Merger and the New Parent Depositary Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                    (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals") and no such approval shall have imposed any condition, requirement or restriction which the Board of Directors of either Parent or Subject Company reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to Parent and its stockholders or Subject Company and its stockholders, as the case may be, as to render inadvisable the consummation of the Merger (any such condition, requirement or restriction, a "Burdensome Condition").

                    (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                    (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger.

               7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                    (a) Representations and Warranties. (i) The representations and warranties of Subject Company set forth in Sections 3.2, 3.3(a), 3.6, 3.8(a), 3.17 and 3.18 of this
               Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and (ii) the representations and warranties of Subject Company set forth in this Agreement other than those specifically enumerated in clause (i) hereof shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Subject Company and its Subsidiaries taken as a whole. Parent shall have received a certificate signed on behalf of the Subject Company by the Chief Executive Officer and Chief Financial Officer of Subject Company to the foregoing effect.

                    (b) Performance of Obligations of Subject Company. Subject Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Subject Company by the Chief Executive Officer and the Chief Financial Officer of Subject Company to such effect.

                    (c) Subject Company Rights Agreement. The rights issued pursuant to the Subject Company Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

                    (d) Federal Tax Opinion. Parent shall have received an opinion of Sullivan & Cromwell, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                         (1) No gain or loss will be recognized by Parent or Subject Company as a result of the Merger;

                         (2) No gain or loss will be recognized by the stockholders of Subject Company who exchange their Subject Company Capital Stock solely for Parent Capital Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

                         (3) The tax basis of the Parent Capital Stock received by stockholders who exchange all of their Subject Company Capital Stock solely for Parent Capital Stock in the Merger will be the same as the tax basis of the Subject Company Capital Stock surrendered in exchange therefor (reduced by any amount of tax basis allocable to a fractional share interest for which cash is received).

                    In rendering such opinion, Sullivan & Cromwell may
               require and rely upon representations and covenants including those contained in certificates of officers of Parent and Subject Company and others.

               7.3 Conditions to Obligations of Subject Company. The obligation of Subject Company to effect the Merger is also subject to the satisfaction or waiver by Subject Company at or prior to the Effective Time of the following conditions:

                    (a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Sections 4.2, 4.3(a), 4.6, 4.8(a), 4.17 and 4.18 of this
               Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and (ii) the representations and warranties of Parent set forth in this Agreement other than those specifically enumerated in clause (i) hereof shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Subject Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

                    (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Subject Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                    (c) Federal Tax Opinion. Subject Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Subject Company, in form and substance reasonably satisfactory to Subject Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
               Section 368(a) of the Code and that accordingly:

                         (1) No gain or loss will be recognized by Parent or Subject Company as a result of the Merger;

                         (2) No gain or loss will be recognized by the stockholders of Subject Company who exchange their Subject Company Capital Stock solely for Parent Capital Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

                         (3) The tax basis of the Parent Capital Stock received by stockholders who exchange all of their Subject Company Capital Stock solely for Parent Capital Stock in the Merger will be the same as the tax basis of the Subject Company Capital Stock surrendered in exchange therefor (reduced by any amount of tax basis allocable to a fractional share interest for which cash is received).

                    In rendering such opinion, Skadden, Arps, Slate, Meagher
               & Flom may require and rely upon representations and covenants including those contained in certificates of officers of Parent and Subject Company and others.

                                     ARTICLE VIII

                               TERMINATION AND AMENDMENT

               8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                    (a) by mutual consent of Parent and Subject Company in a written instrument, if the Board of Directors of each so determines;

                    (b) by either the Board of Directors of Parent or the Board of Directors of Subject Company if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                    (c) by either the Board of Directors of Parent or the Board of Directors of Subject Company if the Merger shall not have been consummated on or before December 31, 1996, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                    (d) by either the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach
               (x) is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII hereof;

                    (e) by either the Board of Directors of Parent or the Board of Directors of Subject Company if any approval of the stockholders of Parent or the Subject Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

                    (f) prior to the approval of this Agreement by the requisite vote of Subject Company's stockholders (if Subject Company is the terminating party) or by the requisite vote of Parent's stockholders (if Parent is the terminating party), by either the Board of Directors of Parent or the Board of Directors of Subject Company, if there exists at such time a Takeover Proposal for the party whose Board of Directors is seeking to terminate this Agreement pursuant to this paragraph (f) and such Board of Directors, after having consulted with and considered the advice of outside legal counsel, reasonably determines in good faith that such action is necessary in the exercise of its fiduciary duties under applicable laws;

                    (g) by either the Board of Directors of Parent or the Board of Directors of Subject Company, if such Board shall have reasonably determined in good faith that any of the Requisite Regulatory Approvals contains a Burdensome Condition; or

                    (h) by either the Board of Directors of Parent or the Board of Directors of Subject Company, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby.

               8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or Subject Company as provided in
          Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Subject Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, and 9.3 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Subject Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

               8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Subject Company and Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by Subject Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Subject Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed,
          (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                      ARTICLE IX

                                  GENERAL PROVISIONS

               9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date").

               9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Fee Letters, for which provision has been made therein) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

               9.3  Expenses.  Except as provided in the Fee Letters or in
          Section 8.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that (i) the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and Subject Company and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Subject Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

               9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a)  if to Parent, to:

                    Wells Fargo & Company
                    420 Montgomery Street
                    San Francisco, California  94163
                    (415) 396-2029
                    Fax:  (415) 396-2987
                    Attn:  Guy Rounsaville, Jr., Esq.

                    with a copy to:

                    Sullivan & Cromwell
                    125 Broad Street
                    New York, NY  10004
                    Attn: Mitchell Eitel, Esq.
                    (212) 558-4000
                    (212) 558-3588 (Fax)

                    (b)  if to Subject Company, to:

                    First Interstate Bancorp
                    633 West Fifth Street, T7-10
                    Los Angeles, California 90071
                    Fax:  (213) 614-3741
                    Attn:  General Counsel

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, New York  10022
                    Fax: (212)  735-2000
                    Attn:  Fred B. White, III, Esq.

               9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the word "material" is used in this Agreement and the context in which it is used refers to any of the parties to this Agreement or any of their respective Subsidiaries, it shall be deemed to be followed by "to [Subject Company] [Parent] and its Subsidiaries, taken together as a whole," as applicable. No provision of this Agreement shall be construed to require Subject Company, Parent or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

               9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               9.7 Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Subject Company Documents and the Parent Documents.

               9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

               9.9 Severability. Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on either party or the Surviving Corporation, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

               9.10 Publicity. Except as otherwise required by applicable law or the rules of the NYSE, neither Parent nor Subject Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Fee Letters without the consent of the other party, which consent shall not be unreasonably withheld.

               9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               9.12 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the parties may mutually agree to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) not change the amount or form of consideration to be received by the stockholders of Subject Company and the holders of Subject Company Options, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of the stockholders of Subject Com pany. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

               9.13 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


               IN WITNESS WHEREOF, Parent and Subject Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        WELLS FARGO & COMPANY

                                        By: /s/ Rodney L. Jacobs
                                            ___________________________
                                              Name:  Rodney L. Jacobs
                                              Title: Vice Chairman and Chief
                                                       Financial Officer

                                        FIRST INTERSTATE BANCORP

                                        By: /s/ Theodore F. Craver, Jr.
                                            _______________________________
                                              Name:  Theodore F. Craver, Jr.
                                              Title: Executive Vice President
                                                       and Treasurer


                                   TABLE OF CONTENTS

                                       ARTICLE I

                                      THE MERGER

          1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . .    2
          1.2  Effective Time . . . . . . . . . . . . . . . . . . . . .    2
          1.3  Effects of the Merger  . . . . . . . . . . . . . . . . .    2
          1.4  Conversion of Subject Company Common Stock,
               Subject Company Preferred Stock  . . . . . . . . . . . .    2
          1.5  Parent Common Stock; Parent Preferred Stock  . . . . . .    4
          1.6  Options. . . . . . . . . . . . . . . . . . . . . . . . .    4
          1.7  Certificate of Incorporation . . . . . . . . . . . . . .    5
          1.8  Bylaws.  . . . . . . . . . . . . . . . . . . . . . . . .    5
          1.9  Tax Consequences . . . . . . . . . . . . . . . . . . . .    6
          1.10 Board of Directors . . . . . . . . . . . . . . . . . . .    6
          1.11 Headquarters . . . . . . . . . . . . . . . . . . . . . .    6

                                      ARTICLE II

                                  EXCHANGE OF SHARES

          2.1  Parent to Make Shares Available  . . . . . . . . . . . .    6
          2.2  Exchange of Shares . . . . . . . . . . . . . . . . . . .    6

                                      ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

          3.1  Corporate Organization . . . . . . . . . . . . . . . . .    8
          3.2  Capitalization . . . . . . . . . . . . . . . . . . . . .   10
          3.3  Authority; No Violation  . . . . . . . . . . . . . . . .   11
          3.4  Consents and Approvals . . . . . . . . . . . . . . . . .   12
          3.5  Reports  . . . . . . . . . . . . . . . . . . . . . . . .   13
          3.6  Financial Statements . . . . . . . . . . . . . . . . . .   13
          3.7  Broker's Fees  . . . . . . . . . . . . . . . . . . . . .   14
          3.8  Absence of Certain Changes or Events . . . . . . . . . .   14
          3.9  Legal Proceedings  . . . . . . . . . . . . . . . . . . .   14
          3.10 Taxes and Tax Returns  . . . . . . . . . . . . . . . . .   15
          3.11 Employees. . . . . . . . . . . . . . . . . . . . . . . .   15
          3.12 SEC Reports  . . . . . . . . . . . . . . . . . . . . . .   16
          3.13 Compliance with Applicable Law . . . . . . . . . . . . .   17
          3.14 Certain Contracts  . . . . . . . . . . . . . . . . . . .   17
          3.15 Agreements with Regulatory Agencies. . . . . . . . . . .   18
          3.16 Undisclosed Liabilities  . . . . . . . . . . . . . . . .   18
          3.17 State Takeover Laws  . . . . . . . . . . . . . . . . . .   18
          3.18 Rights Agreement . . . . . . . . . . . . . . . . . . . .   18
          3.19 Subject Company Information. . . . . . . . . . . . . . .   18
          3.20 Environmental Liability  . . . . . . . . . . . . . . . .   19
          3.21 Interest Rate Risk Management Instruments. . . . . . . .   19
          3.22 Terminated Merger Agreement. . . . . . . . . . . . . . .   20

                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF PARENT

          4.1  Corporate Organization . . . . . . . . . . . . . . . . .   20
          4.2  Capitalization . . . . . . . . . . . . . . . . . . . . .   21
          4.3  Authority; No Violation  . . . . . . . . . . . . . . . .   22
          4.4  Consents and Approvals . . . . . . . . . . . . . . . . .   23
          4.5  Reports  . . . . . . . . . . . . . . . . . . . . . . . .   23
          4.6  Financial Statements . . . . . . . . . . . . . . . . . .   24
          4.7  Broker's Fees  . . . . . . . . . . . . . . . . . . . . .   24
          4.8  Absence of Certain Changes or Events . . . . . . . . . .   24
          4.9  Legal Proceedings. . . . . . . . . . . . . . . . . . . .   25
          4.10 Taxes and Tax Returns  . . . . . . . . . . . . . . . . .   25
          4.11 Employees  . . . . . . . . . . . . . . . . . . . . . . .   25
          4.12 SEC Reports. . . . . . . . . . . . . . . . . . . . . . .   27
          4.13 Compliance with Applicable Law . . . . . . . . . . . . .   27
          4.14 Certain Contracts. . . . . . . . . . . . . . . . . . . .   27
          4.15 Agreements with Regulatory Agencies. . . . . . . . . . .   28
          4.16 Undisclosed Liabilities. . . . . . . . . . . . . . . . .   28
          4.17 State Takeover Laws; Certificate of Incorporation. . . .   28
          4.18 Parent Information.  . . . . . . . . . . . . . . . . . .   28
          4.19 Environmental Liability. . . . . . . . . . . . . . . . .   29
          4.20 Interest Rate Risk Management Instruments. . . . . . . .   29

                                       ARTICLE V

                       COVENANTS RELATING TO CONDUCT OF BUSINESS

          5.1  Conduct of Businesses Prior to the Effective Time. . . .   30
          5.2  Forbearances . . . . . . . . . . . . . . . . . . . . . .   30

                                      ARTICLE VI

                                 ADDITIONAL AGREEMENTS

          6.1  Regulatory Matters . . . . . . . . . . . . . . . . . . .   33
          6.2  Access to Information. . . . . . . . . . . . . . . . . .   34
          6.3  Stockholders' Approvals  . . . . . . . . . . . . . . . .   35
          6.4  Legal Conditions to Merger . . . . . . . . . . . . . . .   35
          6.5  Affiliates; Publication of Combined Financial Results. .   36
          6.6  Stock Exchange Listing . . . . . . . . . . . . . . . . .   36
          6.7  Employee Benefit Plans . . . . . . . . . . . . . . . . .   36
          6.8  Indemnification; Directors' and  Officers' Insurance . .   39
          6.9  Additional Agreements  . . . . . . . . . . . . . . . . .   41
          6.10 Advice of Changes. . . . . . . . . . . . . . . . . . . .   41
          6.11 Dividends. . . . . . . . . . . . . . . . . . . . . . . .   41
          6.12 Subsequent Interim and Annual Financial Statements.  . .   41
          6.13 Litigation.  . . . . . . . . . . . . . . . . . . . . . .   42

                                      ARTICLE VII

                                 CONDITIONS PRECEDENT

          7.1  Conditions to Each Party's Obligation To Effect the
               Merger . . . . . . . . . . . . . . . . . . . . . . . . .   42
          7.2  Conditions to Obligations of Parent. . . . . . . . . . .   43
          7.3  Conditions to Obligations of Subject Company . . . . . .   44

                                     ARTICLE VIII

                               TERMINATION AND AMENDMENT

          8.1  Termination  . . . . . . . . . . . . . . . . . . . . . .   46
          8.2  Effect of Termination  . . . . . . . . . . . . . . . . .   47
          8.3  Amendment  . . . . . . . . . . . . . . . . . . . . . . .   47
          8.4  Extension; Waiver. . . . . . . . . . . . . . . . . . . .   47

                                      ARTICLE IX

                                  GENERAL PROVISIONS

          9.1  Closing  . . . . . . . . . . . . . . . . . . . . . . . .   48
          9.2  Nonsurvival of Representations, Warranties and
               Agreements.  . . . . . . . . . . . . . . . . . . . . . .   48
          9.3  Expenses . . . . . . . . . . . . . . . . . . . . . . . .   48
          9.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . .   48
          9.5  Interpretation . . . . . . . . . . . . . . . . . . . . .   49
          9.6  Counterparts . . . . . . . . . . . . . . . . . . . . . .   50
          9.7  Entire Agreement.  . . . . . . . . . . . . . . . . . . .   50
          9.8  Governing Law  . . . . . . . . . . . . . . . . . . . . .   50
          9.9  Severability.  . . . . . . . . . . . . . . . . . . . . .   50
          9.10 Publicity. . . . . . . . . . . . . . . . . . . . . . . .   50
          9.11 Assignment; Third Party Beneficiaries. . . . . . . . . .   50
          9.12 Alternative Structure  . . . . . . . . . . . . . . . . .   51
          9.13 Enforcement of the Agreement.  . . . . . . . . . . . . .   51